Exhibit 10.2

PROVIDIAN FINANCIAL CORPORATION
2000 STOCK INCENTIVE PLAN

NON-QUALIFIED STOCK OPTION AWARD

Providian Financial Corporation, a Delaware corporation (the “Company”), hereby awards to the Participant named below, subject to the terms and conditions set forth in this Non-Qualified Stock Option Award (“Agreement”) and the Company’s 2000 Stock Incentive Plan (the “Plan”), as amended from time to time, the right and option to purchase all or any part of the shares of the Company’s Common Stock, at the exercise price and otherwise on the terms and conditions set forth in this Agreement.

Grant Date:

Name of Participant (“Grantee”):

Number of Optioned Shares:

Exercise Price:

The Plan and Other Agreements

The terms and conditions of the Plan are incorporated into this Agreement by reference. Unless otherwise defined in this Agreement, capitalized terms used in this Agreement are used as defined in the Plan.

This Agreement and the Plan constitute the entire understanding between Grantee and the Company regarding this Stock Option Award. Any prior agreements or understandings related to the subject herein are superseded.

Expiration of Option	The option shall expire on the 10th anniversary of the Grant Date, or, if earlier, at the earliest of the following:

•     immediately on termination of Grantee’s Service for Cause;

•     90 days after the termination of Grantee’s continuous Service for any reason other than Cause, death, Disability, or Retirement; or

•     five years after Grantee’s death, determination of Disability, or Retirement.

Notwithstanding the foregoing, the option is exercisable no later than the last trading day on or before the expiration date.

Vesting

The option shall vest and may be exercised in full on [ ], 20[ ] or, if earlier, on the date of the 20[ ] Annual Meeting of Shareholders of the Company, subject to your continued Service as of the vesting day. The vesting and exercisability of the option may be accelerated under certain circumstances, as provided in the Plan.

Voting and Other Rights

Until the person electing to exercise the option has exercised the option and paid the exercise price of the optioned shares to be purchased, the person so electing shall possess no rights as a stockholder with respect to any such shares.

Restrictions on Transfer

The option shall not be transferable by Grantee other than by Grantee’s will or by the laws of descent and distribution. The option shall be exercised during Grantee’s lifetime only by Grantee or Grantee’s guardian or legal representative.

Grantee agrees to comply with the Company’s policies and procedures, including the Insider Trading Policy, and with applicable regulatory requirements, if any, in connection with the exercise of options or the purchase or sale of Providian common stock. In addition, Grantee understands that Grantee may not be able to exercise any of the options issued to Grantee under the Plan in a “cashless” exercise.

Applicable Law	This Agreement will be construed under the laws of the State of California.